EIGHTH PROSPECTUS SUPPLEMENT
             (to Prospectus dated September 4, 1997,
         Prospectus Supplement, dated November 3, 1997,
          Second Prospectus Supplement, dated November
          17, 1997, Third Prospectus Supplement, dated
        December 31, 1997, Fourth Prospectus Supplement,
       dated March 3, 1998, Fifth  Prospectus Supplement,
     dated April 16, 1998, Sixth Prospectus Supplement, dated May 22, 1998 and Seventh Prospectus Supplement, dated July 10, 1998)

            Filed Pursuant to Rules 424(b)(3) and (c)
          Registration Nos. 333-16307 and 333-16307-01

        4,025,000 Trust Convertible Preferred Securities

                     VANSTAR FINANCING TRUST
          6-3/4% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION

                      --------------------

     This Eighth Prospectus Supplement supplements and amends the Prospectus dated September 4, 1997, as supplemented and amended by that First Prospectus Supplement dated November 3, 1997, that Second Prospectus Supplement dated November 17, 1997, that Third Prospectus Supplement dated December 31, 1997, that Fourth Prospectus Supplement dated March 3, 1998, that Fifth Prospectus Supplement dated April 16, 1998, that Sixth
Prospectus Supplement dated May 22, 1998 and that Seventh Prospectus Supplement dated July 10, 1998 (collectively, the "Prospectus"), relating to the 6-3/4% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

     Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling
Holders. Expenses of preparing and filing the Registration
Statement, the Prospectus, this Eighth Prospectus Supplement and all other prospectus supplements are borne by the Company.

     The Prospectus, together with this Eighth Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
     BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.

    The date of this Prospectus Supplement is July 22, 1998.

     The Prospectus is hereby amended to modify the "Selling
Holders" table located therein to add the following information to the end thereof:

     The table below sets forth information as of July 22, 1998 concerning beneficial ownership of the Preferred Securities of the Selling Holder therein listed. All information concerning beneficial ownership has been furnished by the Selling Holder.

                                                 Preferred Securities         No. of Preferred
                                                 Owned Before Offering       Securities Offered
           Name of Selling Holder(1)             Number       Percent(2)       in the Offering
     -------------------------------------  ---------------  -------------   -------------------

103. BancAmerica Robertson Stephens
      & Co. LLP(3)........................       2,000(4)           *               2,000


____________________
 *   Represents less than one percent.
(1)  Information concerning Selling Holders numbered 1 through 92 is included in the Prospectus dated September 4, 1997.
     Information concerning Selling Holder numbered 93 is
     included in the First Prospectus Supplement dated November
     3, 1997.  Information concerning Seller Holder numbered 94 is included in the Second Prospectus Supplement dated
     November 17, 1997.  Information concerning Selling Holders numbered 95 through 97 is included in the Third Prospectus
     Supplement dated December 31, 1997.  Information concerning
     Selling Holder numbered 98 is included in the Fourth
     Prospectus Supplement dated March 3, 1998.  Information
     concerning Selling Holder numbered 99 is included in the
     Fifth Prospectus Supplement dated April 16, 1998.
     Information concerning Selling Holders numbered 100 and 101 is included in the Sixth Prospectus Supplement dated May 22,
     1998.  Information concerning Selling Holder numbered 102
     is included in the Seventh Prospectus Supplement dated July
     10, 1998.
(2)  Percentage indicated is based upon 4,025,000 Preferred
     Securities outstanding on July 22, 1998.
(3)  BankAmerica Robertson Stephens & Company LLC, an affiliate of the Selling Holder ("Robertson, Stephens"), has in the
     past provided to the Company and/or its affiliates investment banking and/or investment advisory services including
     (i) acting as lead Initial Purchaser in the  Original
     Offering and the Over-Allotment Offering and (ii) acting
     as lead underwriter in the Company's IPO.  In each case,
     Robertson, Stephens has received only customary fees in
     connection with the provision of such services.
(4)  Represents additional Preferred Securities not previously listed in the Prospectus.


Except as set forth above or in the Prospectus, the Selling Holder does not have, nor within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

     The Selling Holder identified above may have sold, transferred or otherwise disposed of all or a portion of its Preferred Securities since the date on which it provided the information regarding its respective Preferred Securities in transactions exempt from the registration requirements of the Securities Act. The above listed Selling Holder has not converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holder may be set forth from time to time in additional prospectus supplements.